Exhibit 99.1

Broadridge Announces Closing of $1.0 Billion Senior Notes Offering

NEW YORK, N.Y., May 17, 2021 – Broadridge Financial Solutions, Inc. (NYSE:BR) (“Broadridge”) today announced the closing of its offering of $1.0 billion aggregate principal amount of 2.600% senior notes due 2031 (the “Notes”).  As previously announced, Broadridge intends to use the net proceeds of this offering to repay a portion of the outstanding indebtedness under its Term Credit Agreement and for general corporate purposes.

J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, BNP Paribas Securities Corp., TD Securities (USA) LLC., Truist Securities, Inc. and U.S. Bancorp Investments, Inc. acted as the joint book-running managers for the offering.

The Notes were offered pursuant to an effective registration statement only by means of a prospectus and related prospectus supplement, copies of which may be obtained from: J.P. Morgan Securities LLC collect at 212-834-4533, BofA Securities, Inc. toll-free at 800-294-1322, Morgan Stanley & Co. LLC toll-free at 866-718-1649 and Wells Fargo Securities, LLC toll-free at 800-645-3751.

You may also visit www.sec.gov to obtain an electronic copy of the prospectus and related prospectus supplement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $4.5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge’s infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge’s technology and operations platforms underpin the daily trading of on average more than U.S. $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 12,000 associates in 17 countries.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “2020 Annual Report”), as they may be updated in any subsequent filings with the Securities and Exchange Commission including, without limitation, Broadridge’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (filed on May 4, 2021). All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2020 Annual Report and any such subsequent filings.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

•
The potential impact and effects of the COVID-19 pandemic (“COVID -19”) on the business of Broadridge, Broadridge’s results of operations and financial performance, any measures Broadridge has and may take in response to COVID -19 and any expectations Broadridge may have with respect thereto;

•	the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•
Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;

•	a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•	changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•	declines in participation and activity in the securities markets;
•	the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•	overall market and economic conditions and their impact on the securities markets;
•	Broadridge’s failure to keep pace with changes in technology and the demands of its clients;
•	Broadridge’s ability to attract and retain key personnel;
•	the impact of new acquisitions and divestitures; and
•	competitive conditions.

Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:	Media:
Edings Thibault	Linda Namias
Head of Investor Relations	Corporate Communications
(516) 472-5129	(631) 254-7711
broadridgeir@broadridge.com	linda.namias@broadridge.com